Exhibit 10.7
Execution Version
Employment Agreement
     This Employment Agreement, (the “Agreement”), is entered into by and between CoreSite, LLC, a Delaware limited liability company (“CoreSite” and together with any of its successors or assigns, the “Company”), and Thomas Ray (the “Executive”) (collectively referred to herein as the “Parties”) on August 1, 2010 (the “Effective Date”) and shall become effective on the Effective Date.
RECITALS
A.	It is the desire of the Company to assure itself of the services of Executive by entering into this Agreement.

B.	Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the Parties hereto agree as follows:
1. Employment.
     (a) General. The Company shall employ Executive and Executive shall enter the employ of the Company, for the period and in the position set forth in this Section 1, and upon the other terms and conditions herein provided.
     (b) Employment Term. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date and ending on the first anniversary thereof, subject to earlier termination as provided in Section 3. The Term shall automatically renew for additional one (1) year periods unless no later than ninety (90) days prior to the end of the otherwise applicable Term either party gives written notice of non-renewal (“Notice of Non-Renewal”) to the other, in which case Executive’s employment will terminate at the end of the then-applicable Term or any other date set by the Company in accordance with Section 3 and subject to earlier termination as provided in Section 3.
     (c) Position and Duties. Executive shall serve as the President and Chief Executive Officer of CoreSite and its successor, including, if applicable, the REIT (as defined below) and an operating partnership of which the REIT is a general partner (collectively, the “Company Group”), with such customary responsibilities, duties and authority as may from time to time be assigned to Executive by the board of directors, or other similar governing body, of CoreSite or any successor of CoreSite, including any successor company with respect to which an initial public offering of equity securities (an “IPO”) may be effected (the “REIT”) (such board of directors or other similar governing body is referred to herein as the “Board”). Executive shall report to the Board. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company Group. Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time.
2. Compensation and Related Matters.
     (a) Base Salary. During the Term, but prior to an expected IPO, Executive shall receive a base salary at a rate of $250,000 per annum (the “Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company. Following the consummation of the IPO, the Base Salary shall be $425,000 per annum. Such Base Salary shall be reviewed (and may be adjusted upward) from time to time by the Board or an authorized committee of the Board, in its sole discretion.
     (b) Bonus.
          (i) During the Term, Executive shall be eligible to receive an annual performance-based bonus upon the achievement of certain performance goals determined by the Board (the “Performance Bonus”). Except with respect to calendar year 2010, as provided in subsection (ii) below, Executive’s annual target bonus opportunity shall initially be $375,000, and may be increased in subsequent years in the sole discretion of the Board. The actual amount of Executive’s annual Performance Bonus may, in the Board’s discretion, be higher or lower than the target amount and shall be based upon the Company’s level of achievement of such performance goals, as determined by the Board in its discretion, and in accordance with the Company’s annual bonus plan applicable to Executive, as in effect from time to time. Any Performance Bonus payable pursuant to this Section 2(b) shall be paid to Executive in the calendar year following the calendar year to which the Performance Bonus relates, provided that for calendar year 2010, any Performance Bonus shall be paid prior to March 15, 2011.
          (ii) Within 5 days following the Effective Date, the Company shall pay to Executive a cash bonus in an amount equal to $220,000 (the “Signing Bonus”). Executive agrees and acknowledges that his target bonus opportunity for calendar year 2010 shall be reduced by the amount of the Signing Bonus, such that his target Performance Bonus opportunity for calendar year 2010 shall be $155,000.
     (c) Equity Incentive Plans. Executive shall be entitled to receive an initial equity award, the details of which are set forth more fully in Exhibit A attached hereto (the “Initial Equity Award”). In addition, during the Term, Executive shall be eligible to participate in any equity incentive plan or plans that may be adopted by CoreSite or the REIT from time to time, and shall be eligible to receive additional awards under such plan, as determined by the Board or an authorized committee of the Board in its sole discretion.
     (d) Benefits. During the Term, Executive shall be eligible to participate in group employee benefit plans, programs and arrangements of the Company, as may be amended from time to time, which are generally applicable to similarly-situated executives of the Company and its subsidiaries. This currently includes, but is not limited to, Company-paid on-site parking for all employees; alternately, employees who commute to work via public transportation are eligible for reimbursement up to $180 per month. For purposes of Employee’s eligibility, vesting and future benefit accruals under such group employee benefit plans, programs and arrangements of the Company, Employee shall be deemed to have been an employee of the Company as of September 3, 1999 (the “Effective Employment Date”).
     (e) Vacation. During the Term, Executive shall be entitled to paid vacation in accordance with the Company’s vacation policy, as it may be amended from time to time; provided that for purposes of determining the future vacation accruals to which Executive is entitled under the Company’s vacation policy, Executive’s employment with the Company shall be deemed to be the Effective Employment Date. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.
     (f) Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement policy, interpreted consistent with Section 11(l)(v) of this Agreement.
     (g) Key Person Insurance. At any time during the Term, the Company shall have the right to insure the life of Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier. Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy. The results of any physical examination of Executive performed pursuant to the terms hereof shall be made available to Executive and shall only be disclosed to the Board with the prior written consent of Executive. Except for the purposes of determining whether a Disability exists, the Company shall not permit the results of any physical examination of Executive performed pursuant to the terms hereof to have any affect on any employment decisions pertaining to Executive, and the Company hereby agrees and acknowledges that such results shall not have any such effect.
3. Termination.
     Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:
     (a) Circumstances.
     (i) Death. Executive’s employment hereunder shall terminate upon Executive’s death.
     (ii) Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.
     (iii) Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.

     (iv) Termination without Cause. The Company may terminate Executive’s employment without Cause.
     (v) Resignation from the Company Without Good Reason. Executive may resign Executive’s employment with the Company without Good Reason, as defined below.
     (vi) Resignation from the Company With Good Reason. Executive may resign Executive’s employment with the Company with Good Reason within 90 days following the occurrence of a Good Reason event.
     (vii) Non-extension of Term by the Company. The Company may give notice of non-extension to Executive pursuant to Section 1.
     (viii) Non-extension of Term by Executive. Executive may give notice of non-extension to the Company pursuant to Section 1.
     (b) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by Executive, shall be at least sixty (60) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder. The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.
     (c) Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) the entire amount of any Performance Bonus that relates to the prior calendar year, but has not yet been paid to Executive; (iii) any expenses owed to Executive pursuant to Section 2(f); (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, equity incentive plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, equity incentive plans, programs or arrangements, including but not limited to accrued but unused vacation (collectively, the “Company Arrangements”); and (v) any equity interests or awards that vested on or before the Date of Termination. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy under this Agreement shall be to receive the severance payments and benefits described in this Section 3(c) and/or Section 4, as applicable.
     (d) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates. The Company hereby agrees that, upon termination of Executive’s employment for any reason, it shall not terminate, amend, waive or otherwise modify any rights Executive has with respect to indemnification, reimbursement, and subrogation pursuant to the Company’s organizational documents, the Company’s directors’ and officers’ insurance policy, or otherwise, without the Executive’s prior written consent, unless the Company provides equivalent or more favorable rights under substantially similar arrangements or agreements.
4. Severance Payments.
     (a) Termination Upon Death or Disability. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), Executive shall receive, in addition to the payments provided for in Section 3(c), the following:
     (i) An amount equal to Executive’s target Performance Bonus amount for the calendar year in which such termination occurs, multiplied by a fraction, the numerator of which is the number of months in such year during which Executive was employed prior to termination and the denominator of which is twelve (12), which amount shall be paid on the First Pay Date (defined below);
     (ii) Accelerated vesting, effective as of immediately prior to Executive’s Separation from Service (defined below), of all outstanding equity awards Executive holds that would have vested solely based on the passage of time (e.g., equity awards with vesting based on performance will not vest) through the end of the twelve (12) month anniversary from the date of death or the Date of Termination as a result of a determination that Executive has a Disability pursuant to Section 3(a)(ii); and
     (iii) any equity awards held by Executive as of the Date of Termination shall, subject to earlier termination upon a Change of Control or other extraordinary corporate transaction in accordance with the terms of the applicable equity plan, remain outstanding until at least one (1) year following the Date of Termination (subject to a maximum term of ten years from the date of grant), and shall otherwise remain subject to all of the terms and conditions applicable to such equity awards.

     (b) Termination for Cause, Resignation from the Company Without Good Reason, or Non-extension of Term by Executive. If Executive’s employment shall terminate pursuant to Section 3(a)(iii) for Cause, pursuant to Section 3(a)(v) for Executive’s resignation from the Company without Good Reason, or pursuant to Section 3(a)(viii) due to non-extension of the Term by Executive, Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).
     (c) Termination without Cause, Resignation from the Company With Good Reason or Non-extension of the Term by the Company. If Executive’s employment shall terminate without Cause pursuant to Section 3(a)(iv), with Good Reason pursuant to Section 3(a)(vi) or due to non-extension of the Term by the Company pursuant to Section 3(a)(vii), then, subject to Executive signing on or before the 21st day following Executive’s Separation from Service (as defined below), and not revoking, a release of claims in the form attached as Exhibit B to this Agreement (the “Release”), and Executive’s continued compliance with Sections 5 and 6 and the interpretation rules set forth in Section 11(l), Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following:
     (i) Continued payment of Executive’s Base Salary in effect on the Date of Termination (unless prior to such Date of Termination Executive’s Base Salary was reduced by more than 10% of the Base Salary in effect prior to such reduction, in which case Base Salary shall be determined based upon the rate in effect prior to such reduction less 10% if such reduction is implemented in connection with a contemporaneous reduction in base salaries affecting other senior executive officers of the Company), payable in the form of salary continuation in regular installments over the eighteen (18) month period following the date of Executive’s Separation from Service (the “Severance Period”) in accordance with the Company’s normal payroll practices;
     (ii) if Executive elects to receive continued healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse (within 10 days of the end of each month for which reimbursement is claimed) Executive for, the COBRA premiums for Executive and Executive’s covered dependents during the period commencing on Executive’s Separation from Service and ending upon the earliest of (A) the last day of the Severance Period, (B) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (C) the date Executive and Executive’s covered dependents become eligible to receive healthcare coverage from Executive’s subsequent employer (such healthcare continuation premiums shall be provided in the form of taxable reimbursements to Executive if necessary to avoid inclusion in taxable income by Executive of the value of in-kind benefits, in which event Company shall pay to Executive, with each monthly reimbursement, an additional amount of cash equal to A/(1-R)-A, where A is the amount of the reimbursement for the month, and R is the sum of the maximum federal individual income tax rate then applicable to ordinary income and the maximum individual Colorado income tax rate then applicable to ordinary income);

     (iii) a lump sum payment in cash on the First Pay Date of an amount determined in the sole discretion of the Board, up to Executive’s target Performance Bonus amount for the calendar year in which such termination occurs, multiplied by a fraction, the numerator of which is the number of months in such year during which Executive was employed prior to termination and the denominator of which is twelve (12);
     (iv) accelerated vesting, effective as of immediately prior to Executive’s Separation from Service, of all outstanding equity awards that would have vested solely based on the passage of time (e.g., equity awards with vesting based on performance will not vest) if Executive had remained employed with the Company or any of its affiliates through the end of the Severance Period; and
     (v) any equity awards held by Executive as of the Date of Termination shall, subject to earlier termination upon a Change of Control or other extraordinary corporate transaction in accordance with the terms of the applicable equity plan, remain outstanding until at least one (1) year following the Date of Termination (subject to a maximum term of ten years from the date of grant), and shall otherwise remain subject to all of the terms and conditions applicable to such equity awards.
     (d) Termination following Change in Control. If Executive’s employment shall terminate without Cause pursuant to Section 3(a)(iv), with Good Reason pursuant to Section 3(a)(vi) or pursuant to Section 3(a)(vii) due to non-extension of the Term by the Company, in each case within sixty (60) days prior to a Change in Control or twelve months following a Change in Control, then, subject to Executive signing on or before the 21st day following Executive’s Separation from Service, and not revoking, a Release, and Executive’s continued compliance with Sections 5 and 6, Executive shall receive, without duplication of any of the payments or benefits set forth in Section 4(c):
     (i) the payments and benefits set forth in Section 3(c);
     (ii) a cash payment equal to one and one-half (1.5) times Executive’s annual Base Salary in effect on the Date of Termination (unless prior to such Date of Termination Executive’s Base Salary was reduced by more than 10% of the Base Salary in effect prior to such reduction, in which case Base Salary shall be determined based upon the rate in effect prior to such reduction less 10% if such reduction is implemented in connection with a contemporaneous reduction in base salaries affecting other senior executive officers of the Company), paid in a lump sum on the First Pay Date;
     (iii) a cash payment in an amount equal to Executive’s target Performance Bonus for the calendar year in which the termination occurs, paid on the First Pay Date;
     (iv) a cash payment in an amount equal to Executive’s target Performance Bonus amount for the calendar year in which such termination occurs, multiplied by a fraction, the numerator of which is the number of months in such year during which

Executive was employed prior to termination and the denominator of which is twelve (12), paid on the First Pay Date;
     (v) the payments and benefits set forth in Section 4(c)(ii);
     (vi) instead of the accelerated vesting specified in Section 4(c)(iv), Executive shall receive accelerated vesting, effective as of immediately prior to Executive’s Separation from Service, of 100% of all outstanding equity awards Executive holds that are eligible to vest (including any equity awards that would fully vest upon achievement of any time-based or performance-based goals or targets); and
     (vii) any equity awards held by the Executive as of the Date of Termination shall, subject to earlier termination upon a Change in Control or other extraordinary corporate transaction in accordance with the terms of the applicable equity plan, remain outstanding until at least one (1) year following the Date of Termination (subject to a maximum term of ten years from the date of grant), and shall otherwise remain subject to all of the terms and conditions applicable to such equity awards.
     (e) Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 3 through 9 and Section 11 will survive the termination of Executive’s employment and the expiration or termination of the Term.
5. Competition.
     (a) Executive shall not, at any time during the Restriction Period, directly or indirectly engage in, have any equity interest in, enter into a discussion of which the primary purpose and intention of the Executive is to interview for a potential employment or consulting relationship with, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that competes with the Business (as defined below) of the Company anywhere in the United States. Notwithstanding anything to the contrary, nothing shall prohibit Executive from (i) retaining any ownership interest in the Company, (ii) being a passive owner of not more than 2% of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity, (iii) after December 31, 2011, owning a passive interest in any entity or engaging in any activity that competes with the Business outside of the United States, or (iv) after December 31, 2011, engaging in any activity that competes with the Business of the Company anywhere in the United States so long as such activity is with respect to a firm, corporation, partnership or business that is privately held (i.e., not a reporting company under the Exchange Act (as defined below)), and such activity is conducted with respect to real estate that is located solely in geographic markets that are outside of a 60-mile radius from where the Company has or has executed, as of the Date of Termination, a binding written agreement to construct, acquire or operate real estate that is, or on which the Company intends to construct, an operating data center or colocation facility (or other facility that involves a material line of business into which the Company has expanded during the Term).

     (b) Executive shall not, at any time during the Restriction Period, directly or indirectly, recruit or otherwise solicit or induce any customer, subscriber or supplier of the Company (i) to terminate its arrangement with the Company, or (ii) to otherwise change its relationship with the Company. Executive shall not, at any time during the Restriction Period, directly or indirectly, either for Executive or for any other person or entity, (A) solicit any employee of the Company to terminate his or her employment with the Company (other than solicitations of the general public that are not directed only towards employees of the Company), (B) employ any such individual during his or her employment with the Company and for a period of six months after such individual terminates his or her employment with the Company or (C) solicit any vendor or business affiliate of the Company to cease to do business with the Company.
     (c) In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
     (d) As used in this Section 5, (i) the term “Company” means the Company and its direct and indirect parents and subsidiaries, (ii) the term “Business” shall mean buying, developing and operating data centers and colocation facilities, and any other material lines of business into which the Company may expand during the Term; and (iii) the term “Restriction Period” shall mean the period beginning on the Effective Date and ending on the date that is twelve (12) months following the Date of Termination.
     (e) Executive agrees, during the Term and following the Date of Termination, to refrain from disparaging the Company and its affiliates, including any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing. The Company agrees, during the Term and following the Date of Termination, that the Company and its officers and directors will refrain from disparaging Executive. Nothing in this paragraph shall preclude Executive, the Company or the Company’s directors, officers, employees, agents, representatives or stockholders from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to otherwise assert its rights under this Agreement or otherwise against each other.
     (f) Executive represents that Executive’s employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by Executive prior to Executive’s employment by the Company. During Executive’s employment by the Company, Executive agrees that Executive will not violate any non-solicitation agreements Executive entered into with any former employer or improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Executive bring onto the premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.
6. Nondisclosure of Proprietary Information.
     (a) Except in connection with the performance of Executive’s duties hereunder or pursuant to Section 6(c) and (e), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information, provided, that such publishing of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 6(a) or any other similar provision by which Executive is bound, or from any third-party breaching its confidentiality obligations to the Company (to the extent Executive knows of the breach) For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.
     (b) Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes.
     (c) Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company prompt notice thereof, and shall, as much in advance of the return date as practicable, make available to the Company and its counsel the documents and other information sought and shall assist (to the extent reasonably requested by the Company) such counsel at Company’s expense in resisting or otherwise responding to such process. Nothing herein shall preclude or restrict Executive from responding to a lawful and valid subpoena or other legal process in a manner in which Executive determines in his best interests in accordance with privileged and confidential legal advice that Executive obtains separate from the Company and its counsel.
     (d) As used in this Section 6 and Section 7, the term “Company” shall mean the Company, the REIT and their direct and indirect subsidiaries (including an operating partnership of which the REIT is the general partner).
     (e) Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 6(c) above), (ii) disclosing information and documents to Executive’s attorney or tax adviser for the purpose of securing legal or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations.
7. Inventions.
     All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.
8. Injunctive Relief.
     (a) It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 5, 6 and 7 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 5, 6 and 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek specific performance and injunctive relief.
     (b) It is recognized and acknowledged by the Company that a breach of the covenant contained in Section 5(e) will cause irreparable damage to Executive, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Company agrees that in the event of a breach of the covenant contained in Section 5(e), in addition to any other remedy which may be available at law or in equity, Executive will be entitled to seek specific performance and injunctive relief.
9. Assignment and Successors.
     The Company shall not assign its rights and obligations under this Agreement to any party without the prior written consent of Executive, except that the Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise) or to any affiliate or related company, including, but not limited to the REIT and any entity in which the REIT holds an interest, in connection with the REIT’s initial public offering, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates without the prior written consent of Executive. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.
10. Certain Definitions.
     (a) Affiliate. For purposes of this Agreement, “affiliate” shall mean, with respect to any person or entity, any person or entity that, directly or indirectly controls, is controlled by, or is under common control with such person or entity.
     (b) Cause. The Company shall have “Cause” to terminate Executive’s employment hereunder upon:
     (i) Executive’s failure to substantially perform Executive’s duties as an employee of the Company (other than any such failure resulting from Executive’s Disability);
     (ii) Executive’s failure in any material respect to carry out or comply with any lawful and reasonable directive of the Board consistent with the terms of this Agreement;
     (iii) Executive’s material breach of this Agreement;
     (iv) Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony;
     (v) Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing Executive’s duties and responsibilities under this Agreement; or

     (vi) Executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its affiliates; provided that no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act or failure to act, based upon specific authority given pursuant to a resolution duly adopted by the Board or a committee thereof or based on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.
     Notwithstanding the foregoing, in the case of clauses (i), (ii) and (iii) above, no Cause will have occurred unless and until the Company has: (a) provided Executive, within 60 days of the Company’s knowledge of the occurrence of the facts and circumstances underlying the Cause event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Cause; and (b) provided Executive with an opportunity to cure the same within 30 days after the receipt of such notice; provided, however, that Executive shall be provided only one cure opportunity per category of Cause event in any rolling twelve (12) month period. If the Executive fails to cure the same within such 30 days, then “Cause” shall be deemed to have occurred as of the expiration of the 30-day cure period. For the avoidance of doubt, Executive’s death or Disability shall not constitute “Cause” hereunder.
     (c) Change in Control. For purposes of this Agreement, “Change in Control” shall mean the following:
          (i) a transaction or series of related transactions (other than the IPO) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, the REIT, or any of their affiliates, an employee benefit plan maintained by the Company, the REIT or any of their affiliates or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company or the REIT) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company or the REIT possessing more than 50% of the total combined voting power of the Company’s or the REIT’s securities outstanding immediately after such acquisition; or
          (ii) the consummation by the Company, the REIT or any of their affiliates’ (whether directly involving the Company, the REIT or any of their affiliates, or indirectly involving the Company, the REIT or any of their affiliates through one or more intermediaries) of (A) a merger, consolidation, reorganization, or business combination or (B) a sale or other disposition of all or substantially all of the Company’s or the REIT’s assets in any single transaction or series of related transactions or (C) the acquisition of assets or stock of another entity, in each case other than (x) any transaction or series of transactions related to or in connection with (but prior to) the completion of the IPO, and (y) a transaction which results in the REIT’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the REIT or the person that, as a result of the transaction, controls, directly or indirectly, the REIT or owns, directly or indirectly, all or substantially all of the REIT’s assets or otherwise succeeds to the business of the REIT (the REIT or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction.
          (iii) Notwithstanding the foregoing, (A) no transaction or series of related transactions shall be deemed to result in a Change in Control if immediately following such transaction or series of related transactions, any affiliate of or investment fund operated, controlled or managed by T.C. Group, L.L.C. has or retains at least a majority of the combined voting power in the REIT; and (B) a transaction or event shall not constitute a Change in Control for purposes of this Agreement unless such transaction or event also qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, within the meaning of Treas. Reg. § 1.409A-3(i)(5).
     (d) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) — (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier; (iii) if Executive’s employment is terminated pursuant to Section 3(a)(vii) or Section 3(a)(viii), the expiration of the then-applicable Term.
     (e) Disability. “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.
     (f) Good Reason. “Good Reason” shall mean the occurrence of any of the following events without Executive’s express written consent:
     (i) the Company’s material breach of this Agreement;

     (ii) a reduction in Executive’s Base Salary or Executive’s annual target bonus opportunity, other than a reduction in Base Salary or annual target bonus opportunity of less than 10% that is implemented in connection with a contemporaneous reduction in base salaries affecting other senior executive officers of the Company;
     (iii) a relocation of Executive’s principal place of employment to a location more than 20 miles outside of the Denver, Colorado metropolitan area;
     (iv) a requirement that Executive report to anyone other than the Board; or
     (v) a material reduction or material diminution of the Executive’s position (including titles), duties, responsibilities or authorities, including without limitation, any situation under which Executive is not the sole President and Chief Executive Officer of the Company.
Notwithstanding the foregoing, no Good Reason will have occurred unless and until the Executive has: (a) provided the Company, within 60 days of Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; and (b) provided the Company with an opportunity to cure the same within 30 days after the receipt of such notice; provided, however, that the Company shall be provided only one cure period per category of Good Reason event in any rolling twelve (12) month period. If the Company fails to cure the same within such 30 days, then the termination shall be deemed to occur as of the expiration of the 30-day cure period.
11. Miscellaneous Provisions.
     (a) Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Colorado, without reference to the principles of conflicts of law of the State of Colorado or any other jurisdiction, and where applicable, the laws of the United States.
     (b) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     (c) Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

          (i)   If to the Company:
            1050 17th Street, Suite 800
            Denver, CO 80265
            Attention: General Counsel
            and copies to:
            Latham & Watkins LLP
            555 11th St., NW Suite 1000
            Washington DC, 20004
            Attention: David T. Della Rocca, Esq.
            Telephone: (202) 637-1050
             Fax: (202) 637-2201
          (ii)   If to Executive, at the last address that the Company has in its personnel records for Executive.
     or at any other address as any Party shall have specified by notice in writing to the other Party.
     (d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.
     (e) Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
     (f) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
     (g) No Inconsistent Actions. It is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.
     (h) Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.
     (i) Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by a binding arbitration process administered by JAMS/Endispute in Denver, Colorado. Such arbitration shall be conducted in accordance with the then-existing JAMS/Endispute Rules of Practice and Procedure, with the following exceptions if in conflict: (a) the Company and Executive shall work together in good faith to together select one arbitrator; provided that, if the Company and Executive are not able to together select one arbitrator within ten (10) days after using such good faith efforts, one arbitrator shall be chosen by JAMS/Endispute; (b) each party to the arbitration will pay its pro rata share of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any Party if written notice (pursuant to the JAMS/Endispute rules and regulations) of the proceedings has been given to such Party. Each Party shall bear its own attorneys’ fees and expenses; provided that the prevailing party (or substantially prevailing party, as determined by the arbitrator) shall be entitled to recover its reasonable attorneys’ fees and expenses from the other party, and the expenses and fees of the arbitrator and expenses of the arbitration shall be paid by the unsuccessful party (or substantially unsuccessful party, as determined by the arbitrator). The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance as provided in this Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties. If JAMS/Endispute no longer exists or is otherwise unavailable, the Parties agree that the American Arbitration Association (“AAA”) shall administer the arbitration in accordance with its then-existing rules. In such event, all references herein to JAMS/Endispute shall mean AAA. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.
     (j) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this

Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
     (k) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
     (l) Section 409A.
     (i) General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company that Executive has received advice of tax counsel with expertise in Section 409A that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such determination, the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not materially increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.
     (ii) Payments. For purposes of this Agreement, each payment is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) each payment that is scheduled to be made following Executive’s Date of Termination and within the applicable 2 1/2 month period specified in Treas. Reg. § 1.409A(b)(4) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4); (ii) post-termination medical benefits are intended to be excepted under the medical benefits exception as specified in Treas. Reg. § 1.409A-1(b)(9)(v)(B), and (iii) each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the voluntary separation pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii). The Executive shall have no right to designate the date of any payment hereunder.
     (iii) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the thirtieth (30th) day following Executive’s Separation from Service (the “First Pay Date”). Any installment payments that would have been made to Executive during the thirty (30) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Pay Date and the remaining payments shall be made as provided in this Agreement.
     (iv) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (x) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (y) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.
     (v) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
     (vi) Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.
     (m) 280G Optimization.
     (i) If it is determined that any payment or benefit provided by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, by example and not by way of limitation, acceleration by the Company or otherwise of the date of vesting or payment under any plan, program, arrangement or agreement of the Company, but excluding the payment required under clause (y) below, would be subject to the excise tax imposed by Code section 4999 or any interest or penalties with respect to such excise tax (such excise tax together with any such interest and penalties, shall be referred to as the “Excise Tax”), then the Company shall first make a calculation under which such payments or benefits provided to Employee are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “4999 Limit”). The Company shall then compare (A) Executive’s Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit with (B) Executive’s Net After-Tax Benefit without application of the 4999 Limit. Executive shall be entitled to the greater of (A) or (B). “Net After-Tax Benefit” shall mean the sum of (x) all payments that Executive receives or is entitled to receive from the Company that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code section 280G(b)(2) (either, a “Section 280G Transaction”), less (y) the amount of federal, state, local, employment, and Excise Tax (if any) imposed with respect to such payments. If Executive is required to reduce payments to which he is otherwise entitled such that no portion thereof is subject to the Excise Tax, in order to comply with Code Section 409A, (I) payment or acceleration with respect to Executive’s equity awards shall be reduced first, in proportion to the amount of each such payment or amount of each such acceleration for purposes of Code Section 280G; and (II) if any remaining payments are required to be reduced, cash payments shall be reduced, beginning with payments that would be received last in time.
     (ii) In connection with a Section 280G Transaction, if the Company then constitutes a small business corporation within the meaning of Code Section 280G(b)(5), at the request of Executive, the Company shall submit to the shareholders of the Company (the “Shareholders”) for approval (in a manner reasonably satisfactory to Executive), by such number of Shareholders as is required by the terms of Code Section 280G(b)(5)(B), any payments and/or benefits that may separately or in the aggregate, constitute the payment of any amount that may be deemed a “parachute payment” under Code Section 280G with respect to Executive (“Section 280G Payments”), such that such payments and benefits shall not be deemed to be Section 280G Payments, provided that Executive executes, prior to the Shareholder vote, an appropriate waiver of the 280G Payments that would take effect if the Shareholder vote does not approve the Section 280G Payments.
12. Employee Acknowledgement.
     Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

By:
Name:
Title:

EXECUTIVE

Thomas Ray
[Signature Page to Thomas Ray Employment Agreement]

EXHIBIT A
Details of Initial Equity Award
     The Company agrees to offer Executive participation in an equity incentive program as an additional component to his compensation package, subject to the conditions described herein and such terms and conditions as may be set forth in the 2010 Plan and the Award Agreement (each as defined below). Capitalized terms not defined herein shall have the meanings assigned to them in the Employment Agreement to which this Exhibit A is attached (the “Employment Agreement”).
     In connection with an expected IPO, the Company expects to adopt a new equity incentive plan (the “Plan”), pursuant to which the Board may from time to time make various incentive equity or equity-based awards to the Company’s employees and other service providers. Subject to the adoption and approval of the Plan, Executive will receive within 60 days after the adoption of the Plan, and subject to Board approval and Executive’s continued employment with the Company through the date of the IPO, one or more awards under the 2010 Plan having an aggregate value (as of the date of grant of the Award) equal to $1,200,000, of which $720,000 shall be provided in the form of stock options (the “Options”) and $480,000 shall be provided in the form of restricted stock (the “Shares” and together with the Options, the “Award”). The number of Shares to be granted will be determined by dividing 480,000 by the IPO price of the stock. The Options will be granted with an exercise price equal to the fair market value of the stock on the date of grant of the Options, which the Company expects will be the IPO price of the stock. The number of Options to be granted will be based on the exercise price of the Options, with each Option to purchase one share of stock being valued at 40% of the exercise price of the Option, such that the number of Options to be granted will be determined as follows: (x) 720,000 divided by the fair market value of the stock on the date of grant of the Options (which the Company expects will be the IPO price of the stock); multiplied by (y) 2.5.
     The terms and conditions applicable to the Award will be set forth in separate agreements governing the Award (the “Award Agreements”), which Award Agreements shall be in the form attached to the Employment Agreement as Exhibits C and D. Nothing in this exhibit or the Award Agreements is or will be a guarantee of employment or future employment and nothing in this exhibit or the Award Agreement does or will affect the ability of the Company to terminate Executive’s employment with or without Cause for any reason at any time.
     The purpose of the Award is to provide Executive with an additional economic stake in the financial performance of the Company and this exhibit is being provided on the assumption that the IPO will occur and that the Plan will be adopted and approved. If, for any reason, the IPO does not occur or the Plan is not adopted or approved, Executive will not receive the Award described above.
     The consummation of the IPO and the adoption of the Plan shall be in the sole discretion of CoreSite and its member and managers and nothing in this letter shall require CoreSite or any of its members, managers or affiliates to take any action with respect to the IPO or the Plan or to enter into any transaction.

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EXHIBIT B
Form of Release
     This Agreement and Release (“Agreement”) is made by and between Thomas Ray (“Employee”) and                      (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).
     WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of                     , 2010 (the “Employment Agreement”); and
     WHEREAS, in connection with the Employee’s termination of employment with the Company effective                     , 20___, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees (as defined below) arising out of Employee’s employment with or separation from the Company.
     NOW, THEREFORE, in consideration of the Severance Payments described in Sections 4(c) or 4(d), as applicable, of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on the Employee’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:
     1. Severance Payments; Salary and Benefits. The Company agrees to provide Employee with the severance payments and benefits described in Section 4(c) and 4(d) of the Employment Agreement, as applicable, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to the Employee all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.
     2. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company, any of its direct or indirect subsidiaries and affiliates (including the REIT and its affiliated entities), and any of their current and former officers, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Except as to the obligations of the Company arising under this Agreement, Employee, on his own behalf and on behalf of any of Employee’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date (as defined in Section 7 below) of this Agreement, including, without limitation:

          (a) any and all claims relating to or arising from Employee’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;
          (b) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
          (c) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002;
          (d) any and all claims for violation of the federal or any state constitution; and
          (e) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.
          (g) any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and
          (h) any and all claims for attorneys’ fees and costs.
Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release (A) claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company or any Releasee), (B) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, (C) claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, (D) claims to any benefit entitlements vested as the date of separation of Employee’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates, (E) any and all rights of Employee to indemnification, reimbursement and subrogation under applicable law, any contract or agreement, or any articles of formation or incorporation of the Company or any of its affiliates or

B-2

successors, and (F) any rights of Employee under the Company’s or its affiliates’ or successors’ D&O policy(ies).
     3. Acknowledgment of Waiver of Claims under ADEA. Employee understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has 21 days within which to consider this Agreement; (c) he has 7 days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21 day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.
     4. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
     5. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and a duly authorized officer of the Company.
     6. Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 11(a) and 11(i) of the Employment Agreement.
     7. Effective Date. If the Employee has attained or is over the age of 40 as of the date of Employee’s termination of employment, then Employee has seven days after Employee signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Employee before that date (the “Effective Date”).
     8. Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Employee acknowledges that: (a) he has read this Agreement; (b) he has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) he understands the terms and consequences of this

B-3

Agreement and of the releases it contains; and (e) he is fully aware of the legal and binding effect of this Agreement.
     IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated:
Thomas Ray

[COMPANY]
Dated:	By:
Name:
Title:

B-4

EXHIBIT C
Form of Option Agreement

CORESITE REALTY CORPORATION AND CORESITE, L.P.
2010 EQUITY INCENTIVE AWARD PLAN
STOCK OPTION GRANT NOTICE
     CoreSite Realty Corporation, a Maryland corporation, (the “Company”), pursuant to the CoreSite Realty Corporation and CoreSite, L.P. 2010 Equity Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”), an option to purchase the number of shares of Stock (as defined in the Plan) set forth below (the “Option”). This Option is subject to all of the terms and conditions set forth herein and in the Stock Option Agreement attached hereto as Exhibit A (the “Stock Option Agreement”) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Stock Option Agreement.

Participant:	Thomas Ray

Grant Date:	[ ]

Exercise Price per Share:	$[___]

Total Exercise Price:	$ [___]

Total Number of Shares Subject to the Option:	[ ] shares

Expiration Date:	[Date that is 10 years after Grant Date to be inserted]

Vesting Schedule:	The Option will vest and become exercisable in four equal annual installments, with the first such installment vesting on the one-year anniversary of the Grant Date and the last such installment vesting on the four-year anniversary of the Grant Date, in each case subject to the Participant’s continued employment with or service to the Company on each applicable vesting date.

Type of Option:	Non-Qualified Stock Option
     By his or her signature and the Company’s and the Partnership’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Stock Option Agreement and this Grant Notice. Participant has reviewed the Stock Option Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Stock Option Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Stock Option Agreement.

CORESITE REALTY CORPORATION:	PARTICIPANT:

By:	By:	Thomas Ray
Print Name:	Print Name:
Title:
Address:	Address:

CORESITE L.P.:

By:

Print Name:
Title:
Address:

EXHIBIT A
TO STOCK OPTION GRANT NOTICE
CORESITE REALTY CORPORATION STOCK OPTION AGREEMENT
     Pursuant to the Stock Option Grant Notice (the “Grant Notice”) to which this Stock Option Agreement (this “Agreement”) is attached, CoreSite Realty Corporation, a Maryland corporation (the “Company”), has granted to Participant an Option under the CoreSite Realty Corporation and CoreSite, L.P. 2010 Equity Incentive Award Plan, as amended from time to time (the “Plan”), to purchase the number of shares of Stock indicated in the Grant Notice.
ARTICLE 1.
GENERAL
     1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.
     1.2 Incorporation of Terms of Plan. The Option is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE 2.
GRANT OF OPTION
     2.1 Grant of Option. In consideration of Participant’s past and/or continued employment with or service to the Company, the Partnership or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company grants to Participant the Option to purchase any part or all of an aggregate of the number of shares of Stock set forth in the Grant Notice, upon the terms and conditions set forth in the Plan and this Agreement, subject to adjustments as provided in Section 10.1 of the Plan. This Option is Non-Qualified Stock Option.
     2.2 Exercise Price. The exercise price of the shares of Stock subject to the Option shall be as set forth in the Grant Notice, without commission or other charge; provided, however, that the price per share of the shares of Stock subject to the Option shall not be less than 100% of the Fair Market Value of a share of Stock on the Grant Date.
     2.3 Consideration to the Company. In consideration of the grant of the Option by the Company, Participant agrees to render faithful and efficient services to the Company, the Partnership or any Subsidiary. Nothing in the Plan or this Agreement shall confer upon Participant any right to continue in the employ or service of the Company, the Partnership or any Subsidiary or shall interfere with or restrict in any way the rights of the Company, the Partnership and the Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company, the Partnership or a Subsidiary and Participant.

ARTICLE 3.
PERIOD OF EXERCISABILITY
     3.1 Commencement of Exercisability.
          (a) Subject to Sections 3.2, 3.3, 5.10 and 5.15 hereof, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice. In addition, the Participant shall be entitled to accelerated vesting in certain circumstances pursuant to the terms of that certain Employment Agreement between the Participant and CoreSite, LLC, dated as of August 1, 2010, as such agreement may be amended or replaced from time to time (the “Employment Agreement”).
          (b) No portion of the Option which has not become vested and exercisable at the date of Participant’s Termination of Service shall thereafter become vested and exercisable, except as may be otherwise provided by the Administrator or as set forth in the Employment Agreement (including Section 4(d) thereof) or a written agreement between the Company, the Partnership and Participant.
          (c) Notwithstanding Sections 3.1(a) hereof and the Grant Notice, but subject to Section 3.1(b) hereof, pursuant to Section 10.2 of the Plan, the Option shall become fully vested and exercisable with respect to all shares of Stock covered thereby in the event of a Change in Control, in connection with which the successor corporation does not assume the Option or substitute an equivalent right for the Option. Should the successor corporation assume the Option or substitute an equivalent right, then no such acceleration shall apply, except as set forth in the Employment Agreement (including Section 4(d) thereof).
     3.2 Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative. Each such installment which becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3 hereof.
     3.3 Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:
          (a) The Expiration Date set forth in the Grant Notice, which shall in no event be more than ten (10) years from the Grant Date;
          (b) The expiration of one (1) year from the date of Participant’s Termination of Service, unless such termination is for Cause (as defined in the Employment Agreement); or
          (c) The expiration of three (3) months from the date of Participant’s Termination of Service by the Company or the Partnership for Cause (as defined in the Employment Agreement).
ARTICLE 4.
EXERCISE OF OPTION
     4.1 Person Eligible to Exercise. During the lifetime of Participant, only Participant may exercise the Option or any portion thereof. After the death of Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3 hereof, be exercised by Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.
     4.2 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3 hereof.
     4.3 Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other person or entity designated by the Company), during regular business hours, of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3 hereof:
          (a) An exercise notice in a form specified by the Administrator, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator;
          (b) The receipt by the Company or the Partnership of full payment for the shares of Stock with respect to which the Option or portion thereof is exercised, including payment of any applicable withholding tax, which shall be made by deduction from other compensation payable to Participant or in such other form of consideration permitted under Section 4.4 hereof that is acceptable to the Company and the Partnership;
          (c) Any other written representations as may be required in the Administrator’s reasonable discretion to evidence compliance with the Securities Act or any other applicable law, rule or regulation; and
          (d) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 hereof by any person or persons other than Participant, appropriate proof of the right of such person or persons to exercise the Option.
Notwithstanding any of the foregoing, the Company and the Partnership shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.
     4.4 Method of Payment. Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of Participant:
          (a) Cash or check;
          (b) Surrender of shares of Stock (including, without limitation, shares of Stock otherwise issuable upon exercise of the Option) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; or
          (c) Other property acceptable to the Administrator (including, without limitation, through the delivery of a notice that Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company or the Partnership in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company or the Partnership at such time as may be required by the Company or the Partnership, but in any event not later than the settlement of such sale).

     4.5 Conditions to Issuance of Stock. The shares of Stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares of Stock or issued shares of Stock which have then been reacquired by the Company or the Partnership. Such shares of Stock shall be fully paid and nonassessable. The Company or the Partnership shall not be required to issue or deliver any shares of Stock purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:
          (a) The admission of such shares of Stock to listing on all stock exchanges on which such Stock is then listed;
          (b) The completion of any registration or other qualification of such shares of Stock under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;
          (c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;
          (d) The receipt by the Company or the Partnership of full payment for such shares of Stock, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 4.4 hereof; and
          (e) The lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience.
     4.6 Rights as Stockholder. The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of any shares of Stock purchasable upon the exercise of any part of the Option unless and until such shares of Stock shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Stock are issued, except as provided in Section 10.1 of the Plan.
     4.7 Tax Withholding. Notwithstanding any other provision of this Agreement:
          (a) The Company and the Partnership have the authority to deduct or withhold, or require Participant to remit to the Company or the Partnership, an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including any FICA obligation) required by law to be withheld with respect to any taxable event arising pursuant to this Agreement. The Company may permit Participant to make such payment in one or more of the forms specified below:
               (i) by cash or check made payable to the Company or the Partnership;
               (ii) by the deduction of such amount from other compensation payable to Participant;
               (iii) with respect to any withholding taxes arising as a result of the exercise of the Option, by requesting that the Company withhold a net number of shares of Stock otherwise issuable pursuant to such exercise having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company, the Partnership and their subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes;
               (iv) with respect to any withholding taxes arising as a result of the exercise of the Option, by tendering vested shares of Stock having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company, the Partnership and their subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes; or
               (v) in any combination of the foregoing.
          (b) With respect to any withholding taxes arising as a result of the exercise of the Option, in the event Participant fails to provide timely payment of all sums required pursuant to Section 4.7(a), the Company, the Partnership or any of their subsidiaries shall have the right and option, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 4.7(a)(ii) or Section 4.7(a)(iii) above, or any combination of the foregoing as the Company, the Partnership or any of their subsidiaries may determine to be appropriate. The Company shall not be obligated to deliver any certificate representing shares of Stock issuable with respect to the exercise of the Option to Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the exercise of the Option or any other taxable event related to this Award.
          (c) In the event Participant’s tax withholding obligation will be satisfied under Section 4.7(a)(iii) above, then the Company or the Partnership may elect to instruct any brokerage firm determined acceptable to the Company or the Partnership for such purpose to sell on Participant’s behalf a whole number of shares from those shares of Stock issuable to Participant upon exercise of the Option as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy Participant’s tax withholding obligation. Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company and the Partnership and such brokerage firm to complete the transactions described above, including the transactions described in the previous sentence, as applicable. Any shares of Stock to be sold at the Company’s or the Partnership’s direction through a broker-assisted sale will be sold on the day the tax withholding obligation arises (i.e., the date Stock is delivered) or as soon thereafter as practicable. The shares of Stock may be sold as part of a block trade with other participants of the Plan in which all participants receive an average price. Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company and the Partnership harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed Participant’s tax withholding obligation, the Company or the Partnership, as applicable, agrees to pay such excess in cash to Participant as soon as practicable. Participant acknowledges that the Company, the Partnership or their designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy Participant’s tax withholding obligation. The Company or the Partnership may refuse to issue any shares of Stock in settlement of the Option to Participant until the foregoing tax withholding obligations are satisfied.

ARTICLE 5.
OTHER PROVISIONS
     5.1 Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Participant, the Company, the Partnership and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Option.
     5.2 Whole Shares. The Option may only be exercised for whole shares of Stock.
     5.3 Option Not Transferable. Subject to Section 4.1 hereof, the Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Stock underlying the Option have been issued, and all restrictions applicable to such shares of Stock have lapsed. Neither the Option nor any interest or right therein shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
     5.4 Binding Agreement. Subject to the limitation on the transferability of the Option contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
     5.5 Adjustments Upon Specified Events. The Administrator may accelerate the vesting of the Option in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Stock contemplated by Section 10.1 of the Plan (including, without limitation, an extraordinary cash dividend on such Stock), the Administrator shall make such adjustments the Administrator deems appropriate in the number of shares of Stock subject to the Option, the exercise price of the Option and the kind of securities that may be issued upon exercise of the Option. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and Section 10.1 of the Plan.
     5.6 Notices. Any notice to be given under the terms of this Agreement to the Company or the Partnership shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s or the Partnership’s records. By a notice given pursuant to this Section 5.6, any party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to Participant shall, if Participant is then deceased, be given to the person entitled to exercise his or her Option pursuant to Section 4.1 hereof by written notice under this Section 5.6. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
     5.7 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

     5.8 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
     5.9 Conformity to Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
     5.10 Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board; provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Option in any material way without the prior written consent of Participant.
     5.11 Successors and Assigns. The Company and the Partnership may assign any of their rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company and the Partnership. Subject to the restrictions on transfer herein set forth in Section 5.3 hereof, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.
     5.12 Intentionally Omitted.
     5.13 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
     5.14 Entire Agreement. The Plan, the Grant Notice and this Agreement (including all Exhibits thereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company, the Partnership and Participant with respect to the subject matter hereof.
     5.15 Section 409A. This Option is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that the Option (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the Option to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
     5.16 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company and the Partnership as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company or the Partnership with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Stock as a general unsecured creditor with respect to options, as and when exercised pursuant to the terms hereof.

EXHIBIT D
Form of Restricted Stock Agreement

CORESITE REALTY CORPORATION AND CORESITE, L.P.
2010 EQUITY INCENTIVE AWARD PLAN
RESTRICTED STOCK AWARD GRANT NOTICE AND
RESTRICTED STOCK AWARD AGREEMENT
     CoreSite Realty Corporation, a Maryland corporation (the “Company”), pursuant to the CoreSite Realty Corporation and CoreSite, L.P. 2010 Equity Incentive Award Plan (the “Plan”), hereby grants to the individual listed below (“Participant”) the number of shares of the Company’s Stock (the “Shares”) set forth below. This Restricted Stock award is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Award Agreement attached hereto as Exhibit A (the “Restricted Stock Agreement”) and the Plan, which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Restricted Stock Agreement.

Participant:	Thomas Ray

Grant Date:	[ ]

Total Number of Shares of Restricted Stock:	[ ]

Vesting Schedule:	The Shares will vest in four equal annual installments, with the first such installment vesting on the one-year anniversary of the Grant Date and the last such installment vesting on the four-year anniversary of the Grant Date, in each case subject to the Participant’s continued employment with or service to the Company on each applicable vesting date.
     By his or her signature and the Company’s and the Partnership’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Restricted Stock Agreement and this Grant Notice. Participant has reviewed the Restricted Stock Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Restricted Stock Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator of the Plan upon any questions arising under the Plan, this Grant Notice or the Restricted Stock Agreement.

CORESITE REALTY CORPORATION:

By:	By:	Thomas Ray

Print Name:	Print Name:

Title:

Address:	Address:

CORESITE L.P.:

By:

Print Name:

Title:

Address:

EXHIBIT A
TO RESTRICTED STOCK AWARD GRANT NOTICE
RESTRICTED STOCK AWARD AGREEMENT
     Pursuant to the Restricted Stock Award Grant Notice (“Grant Notice”) to which this Restricted Stock Award Agreement (this “Agreement”) is attached, CoreSite Realty Corporation, a Maryland corporation (the “Company”), has granted to Participant the number of shares of Restricted Stock under the CoreSite Realty Corporation and CoreSite, L.P. 2010 Equity Incentive Award Plan (the "Plan”) indicated in the Grant Notice. The Shares are subject to the terms and conditions of the Plan which are incorporated herein by reference. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.
ARTICLE I
ISSUANCE OF SHARES
     1.1 Issuance of Shares. Pursuant to the Plan and subject to the terms and conditions of this Agreement, effective on the Grant Date, the Company irrevocably grants to Participant the number of shares of Stock set forth in the Grant Notice (the “Shares”), in consideration of Participant’s agreement to remain in the service or employ of the Company, the Partnership or one of their Subsidiaries, and for other good and valuable consideration.
     1.2 Issuance Mechanics. On the Grant Date, the Company shall issue the Shares to Participant and shall (a) cause a stock certificate or certificates representing the Shares to be registered in the name of Participant, or (b) cause such Shares to be held in book entry form. If a stock certificate is issued, it shall be delivered to and held in custody by the Company and shall bear the restrictive legends required by Section 4.1 below. If the Shares are held in book entry form, then such entry will reflect that the Shares are subject to the restrictions of this Agreement. Participant’s execution of a stock assignment in the form attached as Exhibit B to the Grant Notice (the “Stock Assignment”) shall be a condition to the issuance of the Shares.
ARTICLE II
FORFEITURE AND TRANSFER RESTRICTIONS
     2.1 Forfeiture Restriction. Subject to the provisions of Section 2.2 below, in the event of Participant’s Termination of Service for any reason, including as a result of Participant’s death or Disability, all of the Unreleased Shares (as defined below) shall thereupon be forfeited immediately and without any further action by the Company (the “Forfeiture Restriction”), except as otherwise provided in that certain Employment Agreement between the Participant and CoreSite, LLC, dated as of August 1, 2010 (including Section 4(d) thereof), as such agreement may be amended or replaced from time to time (the “Employment Agreement”), or any other written agreement between the Company, the Partnership and the Participant. Upon the occurrence of such a forfeiture, the Company shall become the legal and beneficial owner of the Unreleased Shares and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of Unreleased Shares being forfeited by Participant. The Unreleased Shares and Participant’s executed stock assignment in the form attached as Exhibit B to the Grant Notice shall be held by the Company in accordance with Section 2.4 until the Shares are forfeited as provided in this Section 2.1, until such Unreleased Shares are fully released from the Forfeiture Restriction, or until such time as this Agreement no longer is in effect. Participant hereby authorizes and directs the Secretary of the Company, or such other person designated by the Committee, to transfer the Unreleased Shares which have been forfeited pursuant to this Section 2.1 from Participant to the Company.
     2.2 Release of Shares from Forfeiture Restriction. The Shares shall be released from the Forfeiture Restriction in accordance with the vesting schedule set forth in the Grant Notice. In addition, the Participant shall be entitled to accelerated vesting of the Shares in certain circumstances, as set forth in the Employment Agreement. Any of the Shares which, from time to time, have not yet been released from the Forfeiture Restriction are referred to herein as “Unreleased Shares.” In the event any of the Shares are released from the Forfeiture Restriction, any dividends or other distributions paid on such Shares and held by the Company pursuant to Section 2.4 shall be promptly paid by the Company to Participant. As soon as administratively practicable following the release of any Shares from the Forfeiture Restriction, the Company shall, as applicable, either deliver to Participant the certificate or certificates representing such Shares in the Company’s possession belonging to Participant, or, if the Shares are held in book entry form, then the Company shall remove the notations on the book form. Participant (or the beneficiary or personal representative of Participant in the event of Participant’s death or incapacity, as the case may be) shall deliver to the Company any representations or other documents or assurances as the Company or its representatives deem necessary or advisable in connection with any such delivery.
     2.3 Transfer Restriction. No Unreleased Shares or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.
     2.4 Escrow. The Unreleased Shares and Participant’s executed Stock Assignment shall be held by the Company until the Shares are forfeited as provided in Section 2.1, until such Unreleased Shares are fully released from the Forfeiture Restriction, or until such time as this Agreement no longer is in effect. In such event, Participant shall not retain physical custody of any certificates representing Unreleased Shares issued to Participant. Participant, by acceptance of this Award, shall be deemed to appoint, and does so appoint, the Company and each of its authorized representatives as Participant’s attorney(s)-in-fact to effect any transfer of forfeited Unreleased Shares (and any dividends or other distributions paid on such Shares) to the Company as may be required pursuant to the Plan or this Agreement, and to execute such representations or other documents or assurances as the Company or such representatives deem necessary or advisable in connection with any such transfer. The Company, or its designee, shall not be liable for any act it may do or omit to do with respect to holding the Shares in escrow and while acting in good faith and in the exercise of its judgment.
     2.5 Rights as Stockholder. Except as otherwise provided herein, upon issuance of the Shares by the Company, Participant shall have all the rights of a stockholder with respect to said Shares, subject to the restrictions herein, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares, provided, however, that the Participant shall not be entitled to receive any dividends with respect to any Shares that are unvested as of the date of payment of such dividends unless and until such shares become vested in accordance with Sections 2.1 and 2.2. Any dividends with respect to such unvested Shares shall be forfeited to the Company in the event such Shares are forfeited.

ARTICLE III
TAXATION AND TAX WITHHOLDING
     3.1 Representation. Participant represents to the Company and the Partnership that Participant has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Participant understands that Participant (and not the Company) shall be responsible for his or her own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.
     3.2 No 83(b) Election. Participant covenants that he or she will not make an election under Section 83(b) of the Code with respect to the receipt of any of the Shares without the consent of the Administrator, which the Administrator may grant or withhold in its sole discretion.
     3.3 Tax Withholding. Notwithstanding any other provision of this Agreement:
          (a) The Company and the Partnership have the authority to deduct or withhold, or require Participant to remit to the Company or the Partnership, an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including any FICA obligation) required by law to be withheld with respect to any taxable event arising pursuant to this Agreement. The Company may permit Participant to make such payment in one or more of the forms specified below:
               (i) by cash or check made payable to the Company or the Partnership;
               (ii) by the deduction of such amount from other compensation payable to Participant;
               (iii) with respect to any withholding taxes arising as a result of the vesting of the Shares, by requesting that the Company, the Partnership or one of their subsidiaries withhold a net number of vested Shares having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company, the Partnership and their subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes;
               (iv) with respect to any withholding taxes arising as a result of the vesting of the Shares, by tendering vested shares of Stock having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company, the Partnership and their subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes; or
               (v) in any combination of the foregoing.
          (b) With respect to any withholding taxes arising as a result of the vesting of the Shares, in the event Participant fails to provide timely payment of all sums required pursuant to Section 3.3(a), the Company shall have the right and option, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 3.3(a)(ii) or Section 3.3(a)(iii) above, or any combination of the foregoing as the Company may determine to be appropriate. The Company or the Partnership shall not be obligated to deliver any certificate representing shares of Stock issuable with respect to the Shares to Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the vesting of this Award or any other taxable event related to the Shares.
     (c) In the event Participant’s tax withholding obligation will be satisfied under Section 3.3(a)(iii) above, then the Company or the Partnership may elect to instruct any brokerage firm determined acceptable to the Company or the Partnership for such purpose to sell on Participant’s behalf a whole number of shares from those Shares that are then becoming vested as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy Participant’s tax withholding obligation. Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company, the Partnership and such brokerage firm to complete the transactions described above, including the transactions described in the previous sentence, as applicable. Any shares of Stock to be sold at the Company’s direction through a broker-assisted sale will be sold on the day the tax withholding obligation arises (i.e., the date the Shares vest) or as soon thereafter as practicable. The shares of Stock may be sold as part of a block trade with other participants of the Plan in which all participants receive an average price. Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company and the Partnership harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed Participant’s tax withholding obligation, the Company agrees to pay such excess in cash to Participant as soon as practicable. Participant acknowledges that the Company, the Partnership or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy Participant’s tax withholding obligation. The Company may refuse to issue any shares of Stock to Participant until the foregoing tax withholding obligations are satisfied.
ARTICLE IV
RESTRICTIVE LEGENDS AND STOP-TRANSFER ORDERS
     4.1 Legends. The certificate or certificates representing the Shares, if any, shall bear the following legend (as well as any legends required by the Company’s charter and applicable state and federal corporate and securities laws):
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE IN FAVOR OF THE COMPANY AND MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AWARD AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.
     4.2 Refusal to Transfer; Stop-Transfer Notices. The Company shall not be required (a) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred. Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
     4.3 Removal of Legend. After such time as the Forfeiture Restriction shall have lapsed with respect to the Shares, and upon Participant’s request, a new certificate or certificates representing such Shares shall be issued without the legend referred to in Section 4.1, and delivered to Participant. If the Shares are held in book entry form, the Company shall cause any restrictions noted on the book form to be removed.

ARTICLE V
MISCELLANEOUS
     5.1 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.
     5.2 Entire Agreement; Enforcement of Rights. This Agreement and the Plan set forth the entire agreement and understanding of the parties relating to the subject matter herein and merge all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement.
     5.3 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.
     5.4 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by electronic mail (with return receipt requested and received) or fax or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified, if to the Company or the Partnership, at the Company’s principal offices, and if to Participant, at Participant’s address, electronic mail address or fax number in the Company’s or the Partnership’s employee records or as subsequently modified by written notice.
     5.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
     5.6 Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s and the Partnership’s successors and assigns. The Company and the Partnership may assign their rights under this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or the Partnership without the prior written consent of Participant. The rights and obligations of Participant under this Agreement may only be assigned with the prior written consent of the Company.
     5.7 Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Shares are to be issued, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
     5.8 NO RIGHT TO CONTINUED SERVICE. THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE LAPSING OF THE FORFEITURE RESTRICTION PURSUANT TO SECTION 2.1 HEREOF IS EARNED ONLY BY CONTINUING SERVICE TO THE COMPANY, THE PARTNERSHIP OR ONE OF THEIR SUBSIDIARIES AS AN “AT WILL” EMPLOYEE OR CONSULTANT OF THE COMPANY, THE PARTNERSHIP OR ONE OF THEIR SUBSIDIARIES OR AN INDEPENDENT DIRECTOR OF THE COMPANY (AND NOT THROUGH THE ACT OF BEING HIRED OR

ACQUIRING SHARES HEREUNDER). THE PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE FORFEITURE RESTRICTION SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE, CONSULTANT OR INDEPENDENT DIRECTOR FOR SUCH PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH THE COMPANY’S, THE PARTNERSHIP’S OR ANY OF THEIR SUBSIDIARIES’ RIGHT TO TERMINATE THE PARTICIPANT’S EMPLOYMENT OR SERVICE TO THE COMPANY AT ANY TIME, WITH OR WITHOUT CAUSE.

EXHIBIT B
TO RESTRICTED STOCK AWARD GRANT NOTICE
STOCK ASSIGNMENT
     FOR VALUE RECEIVED, the undersigned, [NAME OF PARTICIPANT], hereby sells, assigns and transfers unto CORESITE REALTY CORPORATION, a Maryland corporation,                      shares of the Common Stock of CORESITE REALTY CORPORATION, a Maryland corporation, standing in its name of the books of said corporation represented by Certificate No.                      herewith and do hereby irrevocably constitute and appoint                                          to transfer the said stock on the books of the within named corporation with full power of substitution in the premises.
     This Stock Assignment may be used only in accordance with the Restricted Stock Award Grant Notice and Restricted Stock Award Agreement between CORESITE REALTY CORPORATION and the undersigned dated [DATE].

Dated: ,
[NAME OF PARTICIPANT]
INSTRUCTIONS: Please do not fill in the blanks other than the signature line. The purpose of this assignment is to enable the Company to enforce the Forfeiture Restriction as set forth in the Stock Award Grant Notice and Restricted Stock Award Agreement, without requiring additional signatures on the part of the stockholder.

B-1